Exhibit 3.2

AMENDMENT TO

THE SECOND AMENDED AND RESTATED

BYLAWS

OF

BEHRINGER HARVARD REIT I, INC.

A MARYLAND CORPORATION

The Second Amended and Restated Bylaws of Behringer Harvard REIT I, Inc. are hereby amended to replace all references to the name “Behringer Harvard REIT I, Inc.” with the name “TIER REIT, Inc.”

Effective as of June 21, 2013